EXHIBIT 99.1

Steve Ledger Named to the Board of Directors of Acorn Energy

Montachanin, Del., July 30, 2010  - Acorn Energy Inc. (NASDAQ:ACFN), an energy technology holding company, announced today the appointment of Steven Ledger as a new member of its Board of Directors, bringing the total membership of the Board to seven.

Steven Ledger, 50, is Managing Member of Tamalpais Partners, which he founded, and was previously President of Merriman Asset Management and Chief Investment Officer of Merriman Focus Fund. He also previously served as co-founder and managing partner of eCompanies Venture Group where he managed an Internet focused, strategic venture capital fund with investors that included Sprint, Disney, Earthlink and Sun America.

Prior to founding eCompanies Venture Group, Ledger was managing partner and portfolio manager at San Francisco Investment Group and Kayne Anderson Investment Management. He began his career at Fidelity Management and Research as an equity research analyst and portfolio manager. Ledger is a graduate of the University of Connecticut.

"With over a quarter of a century of experience in the financial marketplace, Steve brings the critical perspective of financial institutional  analysis to Acorn as its portfolio companies enter the important growth phases of their development,” said John Moore, CEO of Acorn Energy. “He has extensive experience and understands the hurdles companies face as they introduce new technology-based solutions into the marketplace.”

 “I have been an investor in and advocate of Acorn’s pragmatic approach for solving critical energy infrastructure problems,” said Mr. Ledger. “Our country and the world are engaged in forging long-term energy policies and goals.  However, a critical near-term need will be to support, to sustain and to bring greater efficiencies to the energy marketplace...  Acorn is at the forefront of this challenge, bringing to bear 21st century technology for immediate results through practical solutions.”

About Acorn Energy

Acorn Energy, Inc. (NASDAQ: ACFN) is a publicly-traded holding company with equity interests in CoaLogix, Coreworx, DSIT, Gridsense and US Sensor Systems Inc. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties.  These risks and uncertainties include competition in the market for catalyst and regeneration and possible adverse changes in governmental regulations affecting utilities’ need for catalyst.  For disclosure of additional risks and uncertainties which may affect CoaLogix' business and prospects and Acorn Energy, Inc.’s business generally, see the information under "Risk Factors" in Acorn Energy's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com